Exhibit (21)

VULCAN MATERIALS COMPANY
SUBSIDIARIES
As of December 31, 2000
(Active Subsidiaries Only)

Entity	State or Other Jurisdiction of Incorporation or Organization	% Owned Directly or Indirectly By Vulcan
Subsidiaries:
Allied Concrete & Materials Co.	Arizona	100
Allied Concrete, Inc.	Arizona	100
Atlantic Granite Company	South Carolina	66-2/3
Azusa Rock, Inc.	California	100
Callaway Chemical Company	New Jersey	100
Callaway Chemical De Mexico S DeRL DE CV	Mexico	100
CalMat Co.	Delaware	100
CalMat Co. of Arizona	Arizona	100
CalMat Co. of Central California	California	100
CalMat Co. of New Mexico	New Mexico	100
CalMat Land Co.	California	100
CalMat Leasing Co.	Arizona	100
CalMat Properties Co.	California	100
Kirst Construction Co., Inc.	California	100
MedTex Lands, Inc.	Texas	100
Palomar Transit Mix Co.	California	100
R.C. Fulfer Company, Inc	Texas	100
RECO Transportation, LLC	Delaware	100
Reliance Transport Co.	California	100
Rio Norte Este Co.	California	100
River Bend Corp.	California	100
Sanger Rock and Sand	California	100
Sloan Canyon Sand Co.	California	100
Statewide Transport, Inc.	Texas	100
Tarmac Mid-Atlantic, Inc.	Delaware	100
Triangle Rock Products, Inc.	California	100
Vulcan Aggregates Company, LLC	Delaware	100
Vulcan Chemical Technologies, Inc.	Delaware	100
Vulcan Chemicals Investments, LLC	Delaware	100
Vulcan Chloralkali, LLC	Delaware	51
Vulcan Construction Materials, Inc.	Delaware	100
Vulcan Construction Materials, LP	Delaware	100
Vulcan/ICA Distribution Company (Partnership)	Texas	51
Vulcan Gulf Coast Aggregates, Inc.	New Jersey	100
Vulcan Gulf Coast Materials, Inc.	New Jersey	100
Vulcan Holdings, Inc.	New Jersey	100
Vulcan International Holdings ApS	Denmark	100
Vulcan International, Ltd.	U.S. Virgin Islands	100
Vulcan Lands, Inc.	New Jersey	100
Vulcan Materials Finance Company	Tennessee	100
Vulcan Performance Chemicals, Ltd.	British Columbia	100
Vulica Shipping Company, Limited	Bahamas	50
Wanatah Trucking Co., Inc.	Indiana	100
Western Environmental Contracting, Inc.	California	100